Exhibit 5
                                                                       ---------

[Rockwell International Corporation Letterhead]



April 7, 1997



Rockwell International Corporation
2201 Seal Beach Boulevard
Seal Beach, California  90740

Ladies and Gentlemen:

I  am  Senior  Vice  President,   General  Counsel  and  Secretary  of  Rockwell
International Corporation, a Delaware corporation (the "Company"), and I am delivering this opinion in connection with the filing on this date by the Company of a Registration Statement on Form S-3 (the "Registration Statement") registering under the Securities Act of 1933, as amended (the "Securities Act"), 580,000 shares of Common Stock, par value $1.00 per share (including the associated Preferred Share Purchase Rights) (the "Common Shares") that may be issued to permitted transferees ("Permitted Transferees") upon the exercise of transferred options ("Transferred Options") assigned to them by certain participants in the Rockwell International Corporation 1988 Long-Term Incentives Plan ("1988 LTIP") in accordance with the terms of that Plan.

I have examined such documents, records and matters of law as I have deemed necessary as a basis for the opinions hereinafter expressed.

On the basis of the foregoing, and having regard for legal considerations that I deemed relevant, I am of the opinion that when the Registration Statement becomes effective under the Securities Act, any Common Shares issued and delivered to Permitted Transferees upon the exercise of Transferred Options in accordance with the 1988 LTIP will, when so delivered, be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

I express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware and the Federal laws of the United States.

Very truly yours,


/s/ William J. Calise, Jr.

William J. Calise, Jr.



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